Exhibit 10(a)

EMPLOYMENT AGREEMENT
This Employment Agreement (the "Agreement") is made and entered into effective as of February 16, 2018 by and between Michael Holston ("you") and General Electric Company (the "Company"). Your employment will be subject to the terms and conditions set forth herein.

1.Employment as General Counsel.

a.    Effective on or before April 9, 2018, you will begin your employment with the Company as Senior Vice-President, General Counsel and Secretary, reporting directly to the Company's Chief Executive Officer (the “Effective Date”). You agree to perform such duties and services as the CEO or the Board may, from time to time, reasonably assign to you consistent with your position.

b.    You agree that you will serve the Company faithfully, diligently and to the best of your ability, that you will devote your full business time, energy and skills exclusively to the business and affairs of the Company, and that you will not participate in any activity detrimental to the best interests of the Company.

c.    Your principal office will be in Boston, MA, but you will travel to other locations as necessary to fulfill your employment obligations under this Agreement. The Company will provide relocation assistance in accordance with the Company's policies and practices applicable to similarly situated officers.

2.Compensation. As full compensation for all services provided and duties performed, you will receive the following:

a.    Base Salary. You will receive an annual base salary of $1,500,000 ("Base Salary"), payable by the Company in accordance with its normal payroll practices.

b.    Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus, under the Company's Annual Executive Incentive Program ("AEIP"), with a target of 100% of your Base Salary, determined and paid in accordance with the Company's normal procedures.

c.    Long Term Incentive Award. You will be eligible to participate in the Company's annual long-term incentive equity grant program beginning with the 2018 performance year. The grant date for your 2018 award will occur on the first MDCC meeting after the Effective Date, and will have a targeted grant value of $2.75 million. Awards after 2018 will be in the range of $2.5- 3.0 million, as determined in accordance with normal Company procedures. The awards shall be delivered in equity (RSUs, stock options and/or performance stock units) and have terms and conditions consistent with awards made to other similarly situated officers of the Company.

d.    New Hire Award. As further consideration for your joining the Company, and in recognition of your anticipated contribution to the Company, you will receive the following:

(i)
A one-time lump sum payment of $1,500,000, less all applicable withholdings and deductions, payable on or before 30 days from the Effective Date. Should you leave the Company Without Good Reason (as defined in paragraph 3) within two years of the Effective Date, you will be required to reimburse this payment to the Company

(ii)
An award of 800,000 stock options, which will vest in three equal tranches on the first, second and third anniversary of the grant date (which will occur on the first Management Development and Compensation Committee ("MDCC") meeting after the Effective Date). The terms and conditions for this stock option award shall be in accordance with the Company's standard grant provisions for similarly situated officers of the Company and as otherwise expressly stated below.

(iii)
An award of 250,000 Restricted Stock Units ("RSUs"), which will vest in three equal tranches on the first, second and third anniversary of the grant date (which will occur on the first MDCC meeting after the Effective Date). The terms and conditions for this RSU award shall be in accordance with the Company's standard grant provisions for similarly situated officers of the Company and as otherwise expressly stated below.

e.    Employee Benefits. You will be eligible to participate in all employee benefit plans generally available to similarly situated officers of the Company.

3.Termination. Your employment with the Company shall be "at-will" and may be terminated hereunder by you, the Company, or the Board at any time and for any reason, subject to the provisions of this Section. Upon termination of your Employment, you shall be entitled to the compensation and benefits described in this Section, and shall have no further rights to any compensation or any other benefits from the Company.

a.    Termination for Cause or Without Good Reason. Your employment hereunder may be terminated by the Company or the Board for Cause or by you without Good Reason. If your employment is terminated by the Company or the Board for Cause or by you without Good Reason, you shall be entitled to receive: (1) any accrued but unpaid Base Salary which shall be paid in accordance with the Company's regular payroll procedures; (2) reimbursement for properly incurred and unreimbursed business expenses, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and (3) such employee benefits (including equity compensation), if any, to which you may be entitled under the Company's employee benefit plans; provided that, in no event shall you be entitled to any payments in the nature of severance or termination payment (collectively referred to as the "Accrued Amounts").

b.    Termination Without Cause or for Good Reason. Your employment hereunder may be terminated by you for Good Reason or by the Company or the Board without Cause. In the event of such termination, you shall be entitled to receive the Accrued Amounts and, subject to your compliance with your obligations under this Agreement and your execution of a release of claims in favor of the Company and its respective officers and directors in a form provided by the Company (the "Release"), you shall be entitled to receive:

(i)
the vesting of the new hire awards of stock options and RSUs described in 2.d.(ii) and (iii) above shall accelerate, and the stock options so vested shall be exercisable through the end of the second calendar year following the year in which termination occurs.

(ii)	if the termination occurs on or before May 1, 2021, then the vesting of any and all long-term incentive awards granted under
2.c. above shall accelerate, and any stock options so vested shall be exercisable through the end of the fifth calendar year following the year in which termination occurs.

(iii)
if the termination occurs on or before May 1, 2021, then you will receive a lump sum payment equal to 24 months of Base Salary and AEIP (calculated at target), less all applicable deductions and withholdings, paid within 60 days of your Termination Date. If the termination occurs after May 1, 2021, then you will receive the standard severance package applicable to similarly situated officers of the Company, which includes 12 months of Base Salary.

c.    "Cause" shall mean the occurrence of any of the following: (1) your failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information (as defined below); (5) your material breach of any material obligation under this Agreement or any other written agreement between you and the Company; or (6) your material failure to comply with the Company's written policies or rules, as they may be in effect from time to time. Should the Company believe you have engaged in conduct that violates sub-paragraphs (1), (5) or (6), it will provide you with written notice of the circumstances providing grounds for termination for Cause and you will have at least 30 calendar days from the date on which such notice is provided to cure such circumstances.

d.    "Good Reason" shall mean the occurrence of any of the following, in each case without your written consent: (1) a material and permanent reduction in your Base Salary; (2) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between you and the Company; (3) a change of control which, for purposes of this Agreement, shall occur if (a) a person/entity acquires ownership of GE stock that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of GE's outstanding shares or (b) within a 36-month period beginning on or after the Effective Date, GE divests 40% or more of its total assets (excluding any asset sales occurring as part of the $20 billion divestiture plan the Company announced on November 13, 2017) based on total gross fair market value; or (4) a material, adverse change in your authority, duties, or responsibilities (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law); provided, however, you cannot terminate your employment for Good Reason unless you have provided written notice to the Company and the Board of the existence of the circumstances providing grounds for termination for Good Reason and the Company and the Board have had at least 30 calendar days from the date on which such notice is provided to cure such circumstances. Such written notice to the Company and the Board may be given at any time, and the Company hereby agrees that no waiver or estoppel will be sought for the assertion of rights under this paragraph at any time within the 36-month-period, following the initial existence of the facts and circumstances that provide the basis for termination under this paragraph.

e.    Notice of Termination. Any termination of employment hereunder by any party shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto. The Notice of Termination shall specify:

(i)	The termination provision of this Agreement relied upon;

(ii)	To the extent applicable, a summary of the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and

(iii)	The applicable Termination Date.

f.	Termination Date. Your "Termination Date" shall be

(i)	If the Company or the Board terminates your employment hereunder for Cause, the date the Notice of Termination is delivered to you;

(ii)
If the Company or the Board terminates your employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 calendar days following the date on which the Notice of Termination is delivered; provided that, the Company may provide you compensation in lieu of notice; and

(iii)
If you terminate your employment hereunder with or without Good Reason, the date specified in your Notice of Termination, which shall be no less than 30 calendar days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30-day notice period and provide you with payment in lieu thereof by giving written notice to you. For all purposes of this Agreement, your Termination Date shall be the date determined by the Company.

g.    Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which you incur a "separation from service" within the meaning of Section 409A.

4.	Non- Competition: Non- Solicitation.

a.    By executing this Agreement, you acknowledge that your employment responsibilities provide you with the opportunity to be introduced to, become familiar with and learn information about the Company's proprietary and confidential information that provides a competitive advantage to the Company, and that during your employment you will provide unique services to the Company. You further agree that given the nature of the Company's businesses and current communications technology, you can provide services from virtually any geographic location. Therefore, you further agree that during your employment and for a period of 12 months after the termination of your employment with the Company (howsoever terminated), you will not, for or on behalf of yourself or any person or entity with which you may become associated in any manner, whether as a partner, owner, employee, agent, consultant or otherwise, enter into or accept an employment position, provide services to, consult with, or engage in any other business arrangement with an organization or person that competes with the Company.
b.    You agree that during your employment, and for a period of 12 months after the termination of your employment with the Company (howsoever terminated), you will not, for or on behalf of yourself or any person or entity with which you may become associated in any manner, whether as a partner, owner, employee, agent, consultant or otherwise (i) directly or indirectly solicit, employ or retain, or have, cause, or assist any other person or entity to solicit, employ or retain any person who is employed by or providing services to the Company or who was employed by or provided services to the Company Group within the 12- month period immediately prior to the Termination Date; or (ii) otherwise induce or attempt to induce any individual to terminate or diminish employment or service with the Company; unless such individual was laid off or otherwise involuntarily terminated by the Company.

c.    You represent and warrant to the Company and the Board that your execution and delivery of this Agreement and the performance hereunder will not be restricted by, or violate, any contract, arrangement, policy or understanding with any person, including any former employer. You further agree that you will not use any confidential information of any former employer in performing your duties to the Company Group.

5.Confidentiality. You acknowledge that you now have and will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers ("Confidential Information") that constitutes a valuable asset of the Company and that is not available to the public. Confidential Information includes, but is not limited to, means any and all information or data, including, without limitation, trade secrets, know-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development, project procedures, client, supplier and employee lists and data and other personally identifiable information, disclosed by or on behalf of the Company in connection herewith that is confidential, proprietary or otherwise not publicly available, whether prepared or furnished by or on behalf of the Company, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), and regardless of whether such information is specifically marked as confidential or proprietary, and irrespective of whether such information is furnished before, on or after the Effective Date. The term "Confidential Information" shall be deemed to include any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memoranda, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by you or on your behalf or that contain, reflect or are derived from or based upon, in whole or in part, any information furnished to you. Confidential Information shall not include information that becomes part of the public domain through no breach of your obligations to the Company or any misconduct of a third party.

6.Permitted Conduct. Nothing in this Agreement shall prohibit or restrict you from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, "Governmental Authorities") regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to you individually (and not directed to the Company Group) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

7.Injunctive Relief. You acknowledge and agree that if any provision of Sections 4 or 5 hereof are violated, the Company Group will immediately and irreparably be harmed, will not have an adequate remedy at law and will be entitled to seek immediate relief enjoining such violation or threatened violation (including, without limitation, temporary and permanent injunctions and/or a decree of specific performance) in any court or judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. Any such relief shall be in advance of and in aid of arbitration pursuant to Section 8, and without first having to initiate arbitration and/or empanel and arbitrator.

8.Arbitration. Except with respect to any claim that seeks injunctive or other equitable relief in aid of arbitration pursuant to Section 7, claims that any party to this Agreement now has or in the future may have against any other party that are covered by the Company's alternative dispute resolution process (Solutions), including, without limitation, contract claims, tort claims, claims for compensation, statutory employment claims, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law that is not excluded under Solutions, in each case, directly or indirectly arising out of or related to this Agreement, your employment with the Company, the termination of your employment with the Company, or your performance of duties for the Company, are subject to and will be resolved by binding arbitration and not by a court or jury. Each party hereby irrevocably consents and agrees to arbitrate any such covered claims through binding arbitration, and forever waives and gives up its right to have a judge or jury decide any covered claims.

9.	Miscellaneous.

a.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice): If to the Company: General Electric Company, Attention: Raghu Krishnamoorthy, Senior Vice President, Human Resources at 33-41 Farnsworth St, Boston, MA 02210 If To You: Attention: Michael Holston [ADDRESS]

b.    Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and as of the Effective Date, supersedes all negotiations, proposals and agreements (whether written or oral) between them (or their respective affiliates or representatives) relating to the subject matter hereof, except as specifically provided herein. No agreements or representations (whether oral or otherwise, express or implied) that are not expressly set forth in, but that relate to the subject matter of, this Agreement have been made by either party. Any amendments to this Agreement must be in writing and signed by the Chief Executive Officer or his/her delegee.
c.    Severability. If any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, it will be ineffective only to the extent of such invalidity, illegality or unenforceability, and will not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision contained herein. Each party will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) (or such portion thereof) with such valid, legal and enforceable provision(s), the economic effect of which on the respective parties is as close as possible to that of the invalid, illegal or unenforceable provision(s).
d.    Governing Law. This Agreement shall be construed and interpreted according to the laws of the state of New York.

e.    Withholding. The Company may withhold from any amounts payable to you under this Agreement any amounts which are required to be withheld for federal, state or local taxes.

10.Section 409A. The Agreement shall be interpreted and operated to reflect the intent of the parties that all provisions of the Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder ("Section 409A"). The Company Group shall not have any liability or obligation to you with respect to any taxes that may become payable by you pursuant to Section 409A. Notwithstanding anything in this Agreement to the contrary, if you are a "specified employee" for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within 15 days after the end of the six-month period, or if earlier, upon your death. For all purposes under this Agreement, reference to your "termination of employment" (and corollary terms) with the Company shall be construed to refer to your "separation from service" (as defined by Section 409A), and any right to installment payments under this Agreement shall be treated as a right to a series of separate payments. In the event that any payment under this Agreement may be paid in two calendar years, depending on the timing of execution of a Release, such payment shall be made in the later calendar year. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the Effective Date.

General Electric Company

/s/ Raghu Krishnamoorthy
Name:
Title:

Michael Holston

/s/ Michael J. Holston